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                                                                    Exhibit 23.2


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to incorporation by reference in the registration statement on Form S-3 of 24/7 Real Media, Inc. of our report dated March 29, 2002, except for footnote 4(b) which is as of October 15, 2002, relating to the consolidated balance sheets of 24/7 Real Media, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the Form 8-K of 24/7 Real Media, Inc. dated October 16, 2002, and to the reference to our firm under the heading "Experts" in the registration statement.

Our report dated March 29, 2002, except for footnote 4(b) which is as of October 15, 2002, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations since inception and has a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                                    /s/ KPMG LLP


New York, New York
October 16, 2002